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                                                                    EXHIBIT 99.1

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FOR IMMEDIATE RELEASE:
For further information, please contact:             Investor Contact:
Nancy Udell, S.V.P., PR & Advertising                Tom Severson, S.V.P. & Chief Financial Officer
(561) 682-4195                                       (561) 682-4115
                                                     Cheryl Scully, Treasurer and
                                                     V.P. Investor Relations
                                                     (561) 682-4211 phone, (561) 659-3689 fax

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                    NBC ASKS PAXSON TO REDEEM ITS INVESTMENT

(WEST PALM BEACH, FLORIDA - NOVEMBER 13, 2003) - PAXSON COMMUNICATIONS CORPORATION (AMEX-PAX) (the "Company") today announced that it received notice from the National Broadcasting Company, Inc. ("NBC"), a wholly owned subsidiary of the General Electric Company (NYSE:GE), that NBC has exercised its right under its investment agreement with the Company to request that the Company redeem, by payment in cash, all of the 41,500 shares of the Company's Series B Convertible Exchangeable Preferred Stock held by NBC. The aggregate redemption price payable in respect of the 41,500 preferred shares, including accrued dividends thereon, was approximately $549.2 million as of September 30, 2003.

The Company believes NBC's request for redemption improves and streamlines the process for its advisors, Bear Stearns and Citigroup, in exploring potential strategic opportunities for the Company. The Company believes NBC's request does not create any demand upon the Company's liquidity position because the Company has no obligation to complete the requested redemption. The Company may elect to maintain the current investment from NBC or it may complete a full or partial redemption of the NBC investment at any time on or after September 15, 2004. In addition, the Company believes NBC's request has no impact on the Company's operating relationships with NBC, which will continue in their current form.

The Company has one year to satisfy NBC's redemption request. During this one-year period, NBC is prevented from exercising its path to control of the Company. NBC may not exercise its warrants nor acquire the class B super voting stock of Lowell W. Paxson, the Company CEO and controlling shareholder. If the Company does not satisfy NBC's redemption request within the one year period, NBC's rights would simply be reinstated and NBC would be permitted to sell its investment and rights to third parties, free of certain approval rights the Company currently enjoys. The Company also is permitted to voluntarily redeem in whole or part NBC's investment commencing September 15, 2004. If the Company redeems a sufficient portion of NBC's investment, either in connection with satisfying the redemption request or as part of a voluntary redemption on or after September 15, 2004, the warrants and the call option will terminate.

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Chairman Lowell "Bud" Paxson commented, "We continue to work with our advisors,
Bear Stearns and Citigroup in exploring potential strategic opportunities to unlock the value of our national distribution system and network, including, finding a new strategic partner, pursuing an outright sale of the Company, or selling some or all of our assets. We believe NBC's request for redemption provides clarity to the marketplace and that our discussions in the coming months with strategic partners and buyers of the Company will benefit from the temporary elimination of NBC's path to control."

Chief Financial Officer Tom Severson added, "In no way does NBC's request for redemption create a liquidity event for Paxson. This past year we have successfully completed our efforts to raise over $100 million of liquidity and have improved operating performance in terms of free cash flow and EBITDA. The Company has no maturing securities until 2006 and is in a position of strength as we work to fully realize the value of our assets and pursue strategic alternatives."

The Company is making a filing on SEC Form 8-K providing a summary, in greater detail, of the terms and conditions of the NBC investment, including the provisions relating to the redemption request made by NBC as described above. All of the above comments are qualified in their entirety by, and the Company encourages interested parties to review, the terms and conditions set forth in the Company's filing on Form 8-K.